(4)(ii)(e)
                           403(b) ANNUITY ENDORSEMENT

                 GE CAPITAL LIFE ASSURANCE COMPANY OF NEW YORK
                       SECTION 403(b) ANNUITY ENDORSEMENT

The Policy to which this Endorsement is attached is issued as an annuity described in Section 403(b) of the Internal Revenue Code of 1986 (the "Code") and all provisions shall be interpreted in accordance with qualification as a
Section 403(b) annuity. Notwithstanding any provision contained therein to the contrary, the Policy, as endorsed, to which this Endorsement is attached is amended as follows:

Article 1 - Owner and Annuitant

The Owner must be either an organization described in Section 403(b)(1)(A) of the Code or an individual employee of such an organization. If the Owner is an organization described in Section 403(b)(1)(A) of the Code, the term "Employee" as used in this Endorsement shall mean the individual employee, or former employee, for whose benefit the organization has established an annuity program under Section 403(b) of the Code. Such employee shall be the Annuitant under the Policy. If the Owner is an employee of an organization described in Section 403(b)(1)(A) of the Code, the term "Employee" as used in this Endorsement shall mean such employee, and the Annuitant under the Policy shall be that employee.

If this Policy is used as a funding mechanism for a rollover under Sections 403(b)(8) or 408(d)(3) of the Code or a nontaxable transfer from another contract qualifying under Section 403(b) of the Code or from a custodial account qualifying under Section 403(b)(7) of the Code, the Owner shall be one individual, the same individual shall be the Annuitant, and the term "Employee" shall mean that individual.

A Joint Owner cannot be named.

Article 2 - Joint Annuitant

The Joint Annuitant, if one is named, must be either the Owner's spouse or an individual who is not more than 10 years younger than the Owner. All payments made under a joint and survivor annuity payment option after the Owner's death while the Joint Annuitant is alive must be made to the Joint Annuitant.

Article 3 - Nontransferable and Nonforfeitable

The interest of the Employee in this Policy is nontransferable within the meaning of Section 401(g) of the Code and applicable regulations and, except as provided by law, is nonforfeitable. In particular, this Policy may not be sold, assigned, discounted, or pledged as collateral for a loan or as security for the performance of any obligation or for any other purpose, to any person other than to the Company.

Article 4 - Unisex Rates

All references to gender in the Policy are deleted. Values and rates are unisex. Unisex rates are as follows:

                             Life Income Plan Table
Monthly Payment Rates for each $1,000 of proceeds
------- ------- ------- -------- ----- -------- ------- ------- ------- ------- ------- ------- ------ ------- ------- -------
          10      15      20             10       15      20              10      15      20             10      15    20
 Age*   Years   Years    Years   Age*   Years   Years   Years    Age*   Years   Years   Years   Age*   Years   Years   Years
        Cert.   Cert.    Cert.          Cert.   Cert.   Cert.           Cert.   Cert.   Cert.          Cert.   Cert.   Cert.
------- ------- ------- -------- ----- -------- ------- ------- ------- ------- ------- ------- ------ ------- ------- -------
  20    $2.83   $2.83    $2.82    55    $4.04   $3.99   $3.93     66    $5.14   $4.96   $4.70    77    $7.05   $6.18   $5.35
  25     2.90    2.90     2.90    56     4.11    4.06    3.99     67     5.28    5.07    4.78    78     7.26    6.27    5.38
  30     3.00    3.00     2.99    57     4.19    4.14    4.06     68     5.43    5.18    4.85    79     7.46    6.36    5.40
  35     3.12    3.12     3.11    58     4.27    4.21    4.12     69     5.58    5.29    4.92    80     7.66    6.44    5.43
  40     3.27    3.26     3.25    59     4.36    4.29    4.19     70     5.74    5.41    4.99    81     7.86    6.51    5.45
  45     3.47    3.45     3.43    60     4.46    4.38    4.26     71     5.91    5.52    5.05    82     8.05    6.57    5.46
  50     3.71    3.69     3.66    61     4.56    4.46    4.33     72     6.09    5.64    5.11    83     8.23    6.62    5.48
  51      3.77   3.75     3.71    62     4.66    4.56    4.41     73     6.27    5.75    5.17    84     8.40    6.67    5.49

  52     3.83    3.80     3.76    63     4.77    4.65    4.48     74     6.46    5.87    5.22   85 &    8.55    6.71    5.49

  53     3.90    3.86     3.82    64     4.89    4.75    4.55     75     6.65    5.98    5.27   Over

  54     3.96    3.93     3.87    65     5.01    4.85    4.63     76     6.85    6.08    5.31
------- ------- ------- -------- ----- -------- ------- ------- ------- ------- ------- ------- ------ ------- ------- -------

*Age means Settlement Age



                   Joint Life and Survivor Income Plan Table

Monthly Payment Rates for each $1000 of proceeds
---------------------- -------- ------- ------- ------- ------- -------- ------- ------- ------- -------- --------------------
Settlement
Age                    35       40      45      50      55      60       65      70      75      80       85&over
---------------------- -------- ------- ------- ------- ------- -------- ------- ------- ------- -------- --------------------
35                      $2.93    $2.98   $3.01   $3.04   $3.07   $3.08    $3.10   $3.11   $3.11   $3.12    $3.12
40                       2.98     3.04    3.10    3.14    3.18    3.21     3.23    3.25    3.26    3.27     3.27
45                       3.01     3.10    3.18    3.25    3.31    3.36     3.40    3.43    3.44    3.46     3.46
50                       3.04     3.14    3.25    3.35    3.45    3.53     3.59    3.64    3.67    3.69     3.71
55                       3.07     3.18    3.31    3.45    3.58    3.71     3.82    3.90    3.96    4.00     4.02
60                       3.08     3.21    3.36    3.53    3.71    3.89     4.06    4.21    4.31    4.39     4.43
65                       3.10     3.23    3.40    3.59    3.82    4.06     4.31    4.55    4.74    4.87     4.95
70                       3.11     3.25    3.43    3.64    3.90    4.21     4.55    4.90    5.22    5.46     5.62
75                       3.11     3.26    3.44    3.67    3.96    4.31     4.74    5.22    5.70    6.11     6.40
80                       3.12     3.27    3.46    3.69    4.00    4.39     4.87    5.46    6.11    6.73     7.20
85&over                  3.12     3.27    3.46    3.71    4.02    4.43     4.95    5.62    6.40    7.20     7.86
---------------------- -------- ------- ------- ------- ------- -------- ------- ------- ------- -------- --------------------

Article 5 - Premium Payments

Premium payments must be made by an organization described in Section 403(b)(1)(A), except in the case of rollover contributions under Section 403(b)(8) and 408(d)(3) of the Code, or a nontaxable transfer from another contract qualifying under Section 403(b) of the Code or from a custodial account qualifying under Section 403(b)(7) of the Code.

Premium payments made pursuant to a salary reduction agreement will be limited to the extent provided in Section 402(g) of the Code. As provided by law, premium payments must not exceed the limitations on contributions under Section 415 or 403(b)(2) of the Code.

To the extent premium payments are in excess of the amounts permitted under Sections 402(g), 415 or 403(b) of the Code, the Company may distribute amounts equal to such excess as permitted by applicable law.

Article 6 - Required Distributions Generally

The Employee's entire interest in this Policy shall be distributed as required under Section 403(b)(10) of the Code and applicable regulations, including the requirement that payments to persons other than the Employee are incidental.

Article 7 - Required Beginning Date

For years beginning before 1997, the term "required beginning date" means April 1 of the calendar year following the calendar year the Employee attains age 70 1/2. To the extent provided by law, for an Employee who attains age 70 1/2 before January 1, 1988, or for an Employee in a governmental plan or a church plan (as defined in Section 401(a)(9)(C) of the Code), the required beginning date means April 1 of the calendar year following the later of (i) the calendar year in which the Employee attains age 70 1/2, or (ii) the calendar year in which the Employee retires.

For years beginning after December 31, 1996, the term "required beginning date" means April 1 of the calendar year following the later of (1) the calendar year in which the Employee attains age 70 1/2, or (2) the calendar year in which the Employee retires. However, to the extent required by law, the required beginning date means April 1 of the calendar year following the calendar year in which the Employee attains age 70 1/2 for an Employee who:
         (a) is a 5-percent owner (as defined in IRC Section 416) of the organization described in Article 1 of this Endorsement with respect to the plan year ending in the calendar year in which the Employee attains age 70 1/2; and
         (b) is not in a governmental plan or a church plan (as defined in IRC Section 401(a)(9)(C)).

Article 8 - Distributions During Employee's Life

Unless otherwise permitted under applicable law, the Employee's entire interest shall be distributed no later than the required beginning date, or shall commence to be distributed, beginning no later than the required beginning date, over (a) the life of the Employee, or the lives of the Employee and his or her designated beneficiary (within the meaning of Section 401(a)(9) of the Code), or
(b) a period certain not extending beyond the life expectancy of the Employee or the joint and last survivor expectancy of the Employee and his or her designated beneficiary, as required by law.

If the Employee's entire interest is to be distributed over a period greater than one year, the amount to be distributed by December 31 of each year (including the year in which the required beginning date occurs) shall be made in accordance with the requirements of Section 401(a)(9) of the Code and the regulations thereunder, including the incidental death benefit requirements of
Section 401(a)(9)(G) of the Code and the regulations thereunder, including the minimum distribution incidental benefit requirement of Proposed Treasury Regulation Section 1.401(a)(9)-2.

Article 9 - Distributions After Employee's Death

Unless otherwise permitted under applicable law, if the Employee dies on or after the required beginning date (or if distributions have begun before the required beginning date as irrevocable annuity payments), the remaining portion of the Employee's interest (if any) shall be distributed at least as rapidly as under the method of distribution in effect as of the Employee's death.

Unless otherwise permitted under applicable law, if the Employee dies before the required beginning date and an irrevocable annuity distribution has not begun, the entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Employee's death, except that:
           (a) if the interest is payable to an individual who is the Employee's designated beneficiary, the designated beneficiary may elect to receive the entire interest over the life of the designated beneficiary or over a period not extending beyond the life expectancy of the designated beneficiary, commencing on or before December 31 of the calendar year immediately following the calendar year in which the Employee died; or
           (b) if the designated beneficiary is the Employee's surviving spouse, the surviving spouse may elect to receive the entire interest over the life of the surviving spouse or over a period not extending beyond the life expectancy of the surviving spouse, commencing at any date on or before the later of:
                  (i) December 31 of the calendar year immediately following the calendar year in which the Employee died; and
                  (ii) December 31 of the calendar year in which the Employee would have attained age 70 1/2.

         If the surviving spouse dies before distributions begin, the limitations of this Article 9 (without regard to this paragraph (b)) will be applied as if the surviving spouse were the Employee.

         An irrevocable election of the method of distribution by a designated beneficiary who is the surviving spouse must be made no later than the earlier of December 31 of the calendar year containing the fifth anniversary of the Employee's death or the date distributions are required to begin pursuant to this paragraph (b). If no election is made, the entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Employee's death.

An irrevocable election of the method of distribution by a designated beneficiary who is not the surviving spouse must be made no later than December 31 of the calendar year immediately following the calendar year in which the Employee died. If no such election is made, the entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Employee's death.

Article 10 - Life Expectancy Calculations

Life expectancy is computed by use of the expected return multiples in Tables V and VI of Treasury Regulation Section 1.72-9.

Life expectancies shall be recalculated annually provided that annual recalculation is elected by the time distributions are required to begin (a) by the Employee, or (b) for purposes of distributions beginning after the Employee's death, by the surviving spouse. Such an election shall be irrevocable as to the Employee and the surviving spouse, and will apply to all subsequent years.

The life expectancy of a non-spouse designated beneficiary (a) may not be recalculated, and (b) shall be calculated using the attained age of such designated beneficiary during the calendar year in which distributions are required to begin pursuant to this Endorsement. Payments for any subsequent calendar year will be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year in which life expectancy was first calculated.

Article 11 - Annuity Options

All annuity payment options under the Policy must meet the requirements of
Section 403(b)(10) of the Code and the applicable regulations, including the requirement that payments to persons other than the Employee are incidental. The provisions of this Endorsement reflecting the requirements of Section 401(a)(9) and 403(b)(10) of the Code override any annuity payment option which is inconsistent with such requirements.

If a guaranteed period of payments is chosen under an annuity option, the length of the period must not exceed the shorter of (1) the Employee's life expectancy, or if a Joint Annuitant is named, the joint and last survivor expectancy of the Employee and the Joint Annuitant, and (2) the applicable maximum period under
Section 1.401(a)(9)-2 of the Proposed Income Tax Regulations.

Payments must be made in periodic payments at intervals of no longer than one year. In addition, payments must be either nonincreasing or may increase only as provided in Q&A F-3 of Section 1.401(a)(9)-1 of the Proposed Income Tax Regulations.

Article 12 - Distribution of Salary Reduction Contributions

Any amounts attributable to contributions made pursuant to a salary reduction agreement after December 31, 1988, and the earnings on such contributions and on amounts held on December 31, 1988, may not be distributed unless the Employee has reached age 59 1/2, separated from service, died, become disabled (within the meaning of Section 72(m)(7) of the Code) or incurred a hardship; provided that amounts permitted to be distributed in the event of hardship shall be limited to actual elective deferral contributions (excluding earnings thereon); and provided further that amounts may be distributed pursuant to a qualified domestic relations order to the extent permitted by Section 414(p) of the Code.

Article 13 - Distribution of Custodial Account Contributions

Premium payments made by a nontaxable transfer from a custodial account qualifying under Section 403(b)(7) of the Code (or amounts attributable to such an account), and earnings on such amounts, will not be paid or made available before the Employee dies, attains age 59 1/2, separates from service, becomes disabled (within the meaning of Section 72(m)(7) of the Code), or in the case of such amounts attributable to contributions made pursuant to a salary reduction agreement, encounters financial hardship; provided, that amounts permitted to be paid or made available in the event of hardship will be limited to actual elective deferral contributions made under the custodial account (excluding earnings thereon); and provided further, that amounts may be distributed pursuant to a qualified domestic relations order to the extent permitted by
Section 414(p) of the Code. Article 12 above shall not apply to premium payments or earnings subject to this Article 13 which shall instead govern.

Article 14 - Tax-Free Direct Transfers

Direct transfers to another contract qualifying under Section 403(b) of the Code or to a custodial account qualifying under Section 403(b)(7) of the Code may be made only as permitted by applicable law. Amounts subject to withdrawal restrictions under the Code may only be transferred to such a contract or account with the same or more stringent restrictions.

Article 15 - Direct Rollovers

A distributee may elect, at the time and in the manner prescribed by the Company, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

Employee's surviving spouse, and the Employee's or former Employee's spouse or former spouse who is the alternate payee under a A distributee, within the meaning of this Article 15, includes an Employee or former Employee. In addition, the Employee's or former qualified domestic relations order (as defined in Section 414(p) of the Code), are distributees within the meaning of this Article 15 with regard to the interest of the spouse or former spouse.

An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include (1) any distribution that is one of a series of substantially equal periodic payments made (not less frequently than annually) for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten years or more; (2) any distribution to the extent such distribution is required under Sections 403(b)(10) and 401(a)(9) of the Code; and (3) the portion of any distribution that is not includable in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities).

An eligible retirement plan is an annuity described in Section 403(b) of the Code, an individual retirement account described in Section 408(a) of the Code, or an individual retirement annuity described in Section 408(b) of the Code, that accepts eligible rollover distributions. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or an individual retirement annuity.

A direct rollover is a plan payment by the plan administrator or the Company to the eligible retirement plan specified by the distributee.

This Article 15 applies to all eligible rollover distributions made after December 31, 1992.

Article 16 - ERISA

If this Policy is subject to the requirements of the Employee Retirement Income Security Act of 1974 (ERISA), the following provisions shall also apply:

         (a) In the event of the Employee's death prior to the date on which the Company will start to pay a monthly income to the Annuitant, if still alive, the Death Benefit (if any) shall be paid to (1) the surviving spouse of the Employee in the form required by Section 205 of ERISA, unless the spouse elects otherwise in accordance with the requirements of such Section 205 or applicable regulations, or (2) if there is no surviving spouse, or if the surviving spouse has consented in the manner required by Section 205 of ERISA, or if ERISA otherwise permits, to the designated beneficiary under the Policy.

         (b) Except as otherwise permitted, only a pure joint and survivor annuity option with no guaranteed period is available to a married Employee, and the Joint Annuitant must be the Employee's spouse. A married Employee may elect another annuity payment option or designate another Joint Annuitant, provided his or her spouse consents in accordance with the requirements of Section 205 of ERISA (and applicable regulations), or provided such election is otherwise permitted under such applicable regulations. An unmarried Employee will be deemed to have elected a straight life annuity option with no guaranteed period unless he or she makes a different election in the manner required under Section 205 of ERISA (and applicable regulations).
         (c) Elections and consents required by ERISA, including a change of beneficiary, may be revoked in the form, time and manner prescribed in Section 205 of ERISA (and applicable regulations). All elections and consents required by ERISA shall adhere to the requirements of the applicable regulations interpreting Section 205 of ERISA (or any other applicable law), including the requirements as to the timing of any elections or consents.
         (d) No withdrawal, partial or total, may be made without the consent of the Employee and the Employee's spouse in the manner required by Section 205 of ERISA (and applicable regulations), except to the extent that such consent is not required under such applicable regulations. Any withdrawal must be made in the form required under Section 205 of ERISA (and applicable regulations), unless the Employee (and spouse, if applicable) makes an election in the form and manner permitted under such regulations, to receive the benefit in another form.

Article 17 - Internal Revenue Code and Erisa Requirements

The provisions of this Endorsement are intended to comply with the requirements of the Code, applicable regulations and, if applicable, ERISA, for Section 403(b) annuity contracts. The Company reserves the right to amend the Policy or Certificate and this Endorsement from time to time, without the Owner's consent, when such amendment is necessary to assure (1) continued qualification of this Policy as a tax sheltered annuity under Section 403(b) of the Code (and any successor provision) as in effect from time to time, and (2) continued compliance of this Policy with the applicable provisions of ERISA (and applicable regulations) as in effect from time to time.

               For GE CAPITAL LIFE ASSURANCE COMPANY OF NEW YORK




                                    President